Exhibit 99.1

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual Financial and Operating Results; and Provides Guidance for 2008

TULSA, OKLAHOMA, January 31, 2008 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported records for tons produced, tons sold, revenues and EBITDA for the year ended December 31, 2007 (the “2007 Period”). ARLP’s net income for the 2007 Period was $170.4 million, or $3.78 of adjusted net income per diluted limited partner unit, compared to net income of $172.9 million, or $4.03 of adjusted net income per diluted limited partner unit for the year ended December 31, 2006 (the “2006 Period”). (ARLP’s use of adjusted net income per limited partner unit is consistent with methodology generally used by securities analysts and consensus estimates. For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release).

On January 24, 2008, the Board of Directors of ARLP’s managing general partner (the “Board”) declared a quarterly cash distribution for the quarter ended December 31, 2007 (the “2007 Quarter”) of $0.585 per unit (an annualized rate of $2.34 per unit), payable on February 14, 2008 to all unitholders of record as of the close of trading on February 7, 2008. (See ARLP Press Release dated January 24, 2008.) The announced distribution represents a 4.5% increase over the third quarter 2007 cash distribution of $0.56 per unit. Increases to ARLP’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“ARLP, for the seventh consecutive year, established new records for coal sales, production volumes, revenues and EBITDA,” said Joseph W. Craft III, President and Chief Executive Officer. “I am particularly gratified that all of these achievements were accomplished while completing 2007 as one of our safest years on record. I am also pleased to share ARLP’s success with our unitholders by increasing our cash distribution by more than 8.3% over the past twelve months, while continuing to maintain one of the highest distribution coverage ratios in the MLP sector.”

Consolidated Financial Results

Three Months Ended December 31, 2007 Compared to Three Months Ended December 31, 2006

For the 2007 Quarter, ARLP reported net income of $39.9 million, or $0.89 of adjusted net income per diluted limited partner unit, compared to net income of $45.5 million, or $1.03 of adjusted net income per diluted limited partner unit, for the quarter ended December 31, 2006 (the “2006 Quarter”). EBITDA in the 2007 Quarter decreased 3.1% to $64.6 million, compared to EBITDA of $66.7 million in the 2006 Quarter. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

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Revenues for the 2007 Quarter decreased 4.1% to $252.4 million, compared to $263.2 million for the 2006 Quarter. Lower revenues in the 2007 Quarter reflect reductions in tons of coal sold and synfuel-related revenues, partially offset by higher average coal sales prices, which rose $1.86 to a record $39.20 per ton sold. Sales tons in the 2007 Quarter decreased 7.3% to 6.0 million tons, compared to 6.5 million tons of coal sold during the 2006 Quarter, primarily as a result of timing of coal shipments in the Illinois Basin during the 2007 Quarter and higher sales from coal inventories during the 2006 Quarter at the Elk Creek and Mettiki mines. Synfuel-related operating revenues fell $4.2 million to $3.4 million, primarily due to reduced synfuel-related activities in the 2007 Quarter compared to the 2006 Quarter.

Operating expenses in the 2007 Quarter decreased to $163.3 million, compared to $172.7 million in the 2006 Quarter. Lower operating expenses are primarily due to lower coal sales volumes and a $9.8 million reduction in workers’ compensation expense due to a change in estimates associated with year end valuations. Partially offsetting these reductions were increases to other labor related expenses, as well as higher sales related expenses, materials and supply costs, regulatory compliance costs and higher costs at the Mettiki mine complex due to conducting longwall operations in West Virginia during the 2007 Quarter compared to Maryland during the 2006 Quarter.

General and administrative costs increased $1.9 million in the 2007 Quarter compared to the 2006 Quarter, primarily due to higher incentive compensation expenses. Funds for this increased incentive compensation were provided by a capital contribution from a related party. Capital expenditures throughout 2007 related to infrastructure improvements, efficiency projects, expansion of production capacity and development of announced growth projects led to higher depreciation, depletion and amortization expense, which rose $4.1 million compared to the 2006 Quarter.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

ARLP reported net income of $170.4 million for the 2007 Period, a decrease of 1.5% compared to net income of $172.9 million for the 2006 Period. Revenues for the 2007 Period increased 6.8% to a record $1,033.3 million and coal sales volumes rose 1.5% to a record 24.7 million tons, as compared to $967.6 million and 24.4 million tons for the 2006 Period, respectively. The 2007 Period revenues also benefited from record average coal sales prices per ton of $38.84, an increase of 5.6% compared to the 2006 Period. EBITDA for the 2007 Period increased 6.5% to a record $267.0 million, compared to EBITDA of $250.8 million for the 2006 Period. Total coal production climbed to a record 24.3 million tons in the 2007 Period, compared to 23.7 million tons of coal produced during the 2006 Period. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

Operating expenses for the 2007 Period increased to $685.1 million, compared to $627.8 million in the 2006 Period. As described above, increased operating expenses during the 2007 Period were primarily due to higher regulatory compliance costs, labor related expenses, sales related expenses, materials and supply costs, and the increased cost structure at the Mettiki mining complex.

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Financial results for the 2007 Period benefited by $12.3 million from the net gain and reduced operating expenses attributable to the final settlement on insurance claims associated with the Excel No. 3 mine fire. (See ARLP Press Release dated July 30, 2007.) ARLP’s year-to-date financial results were negatively impacted by higher incentive compensation expenses and increased depreciation, depletion and amortization, as previously discussed.

ARLP’s capital expenditures for 2007 totaled $172.9 million. Major investments during 2007 included the Providence reserve acquisition which added approximately 87 million tons of mineable coal reserves in western Kentucky, completion of the rail load out facility and a new portal and air shaft at the Gibson County mine, commencement of slope and shaft construction at the River View mine development, and additional mining units at the Elk Creek mine. The balance of 2007 capital expenditures related primarily to infrastructure improvements and efficiency projects at the Warrior and Mountain View mines, development costs at the Tunnel Ridge project, compliance associated with increased federal and state mine safety laws, and maintenance capital expenditures.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (3)
	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr
Tons sold (millions)	4.420	4.711	0.847	0.878	0.771	0.922	6.038	6.515
Coal sales price per ton (1)	$34.03	$34.25	$57.23	$52.34	$49.08	$33.69	$39.20	$37.34
Segment Adjusted EBITDA Expense per ton (2)	$22.59	$23.21	$42.03	$41.84	$36.44	$27.95	$27.73	$27.22
Segment Adjusted EBITDA (millions) (2)	$54.0	$59.6	$12.9	$9.3	$10.7	$5.7	$75.7	$75.9

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA expense per ton, Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other and corporate.

ARLP sold 6.0 million tons of coal in the 2007 Quarter, a decrease of approximately 477,000 tons compared to the 2006 Quarter. Lower coal sales volumes in the Illinois Basin were primarily attributable to higher sales volumes in the 2006 Quarter reflecting a reduction of coal inventory accumulated during construction of the new preparation plant at Elk Creek. Lower coal sales volumes in the Northern Appalachian region during the 2007 Quarter reflected ARLP’s planned reduction of inventory accumulated at the Mettiki mine to meet sales commitments to customers during the longwall transition in the 2006 Quarter.

Total average coal sales price per ton for the 2007 Quarter increased 5.0% over the 2006 Quarter to a record $39.20 per ton sold. Improved contract pricing in the Central Appalachian region resulted in a 9.3% increase in average coal sales price per ton during the 2007 Quarter, compared to the 2006 Quarter. Average coal sales prices in the Northern Appalachian region increased 45.7% per ton as a result of new coal sales contracts, which reflect the impact of anticipated higher operating costs at the Mountain View mining operation.

Total Segment Adjusted EBITDA Expense per ton increased 1.8% during the 2007 Quarter to $27.73 per ton sold, compared to the 2006 Quarter. ARLP’s operating regions continued to experience reduced productivity and higher compliance costs associated with new mine safety standards, which resulted in increased Segment Adjusted EBITDA Expense per ton in the 2007 Quarter. Increased Segment Adjusted EBITDA Expense per ton in the Northern Appalachian region also reflects the previously discussed increased operating costs at the Mountain View mine,

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primarily due to higher transportation cost, West Virginia severance taxes and the loss of certain Maryland state tax benefits. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “Buoyed by continuing robust demand from international coal purchases and increasing commitments by utilities for high sulfur coal to supply scheduled scrubber installations, demand for ARLP’s quality of coal remains strong in the markets we serve. During the fourth quarter of 2007, we completed the addition of a production unit to our western Kentucky operations. To meet additional customer demand in that market, we will further increase production capacity by adding an additional production unit at these operations during the first quarter of 2008. As a result of these capacity expansions, we currently anticipate coal production in 2008 will increase by approximately 8% to 10% over 2007 production levels. In addition, discussions with customers continue to advance toward securing the coal sales commitments necessary to timely execute on our organic growth projects.”

Total capital expenditures for 2008 are currently estimated in a range of $145.0 to $165.0 million. These estimated capital expenditures include investments for additional production capacity and infrastructure improvements at ARLP’s western Kentucky operations, acquisition of coal mineral interests, completion of the slope and shaft at the River View development project, compliance costs associated with more stringent federal and state mine safety laws and regulations, new infrastructure and efficiency projects at various operations, and development costs associated with previously announced growth projects. Sustainable maintenance capital expenditures are expected to be approximately $2.85 per ton produced. As a result of these estimated capital expenditures, ARLP expects depreciation expense to increase to approximately $106.3 million in 2008 as compared to $85.3 million in 2007.

ARLP is currently anticipating coal production for 2008 in a range of 26.2 to 26.7 million tons, essentially all of which is committed to market pricing. ARLP has also secured sales commitments for approximately 18.9 million tons, 15.5 million tons and 12.1 million tons in 2009, 2010 and 2011, respectively, of which approximately 8.3 million tons, 9.7 million tons and 9.7 million tons currently remain open to market pricing in 2009, 2010 and 2011, respectively.

During 2008, ARLP is currently expecting total average coal sales prices per ton to be comparable to 2007 levels, excluding synfuel-related benefits. Based on current estimates for coal production and coal sales prices, ARLP is anticipating 2008 revenues in a range of $1,000.0 to $1,030.0 million, excluding transportation revenues.

ARLP is currently estimating 2008 operating expenses per ton will be comparable to 2007 levels. The lower costs for producing the incremental tons discussed above are expected to offset anticipated cost increases attributable to labor and benefits, maintenance, regulatory compliance, and materials and supplies.

Based on its current projections for 2008, ARLP is estimating EBITDA in a range of $240.0 to $260.0 million and net income in a range of $120.0 to $140.0 million. Guidance ranges for 2008 EBITDA and net income reflect the loss of synfuel-related benefits due to the expiration of the non-conventional synfuel tax credit on December 31, 2007. In 2007, ARLP realized

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benefits of approximately $28.5 million and $31.3 million for net income and EBITDA, respectively, from its various coal synfuel-related agreements. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

A conference call regarding ARLP’s 2007 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate, dial (800) 591-6923 and provide pass code 78821227. International callers should dial (617) 614-4907. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://arlp.com or AHGP’s website at http://ahgp.com.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with asset retirement obligations and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for asset retirement obligations as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions; the impact from provisions of The Energy Policy Act of 2005; replacement of coal reserves; a loss or reduction of the direct or indirect benefit from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Tons sold	6,038	6,515	24,725	24,351
Tons produced	5,991	5,574	24,269	23,738

SALES AND OPERATING REVENUES:
Coal sales	$236,708	$243,296	$960,354	$895,823
Transportation revenues	9,265	9,923	37,688	39,879
Other sales and operating revenues	6,455	9,974	35,292	31,855

Total revenues	252,428	263,193	1,033,334	967,557

EXPENSES:
Operating expenses	163,271	172,660	685,085	627,756
Transportation expenses	9,265	9,923	37,688	39,879
Outside purchases	4,359	4,962	21,969	19,213
General and administrative	11,109	9,244	34,479	30,884
Depreciation, depletion and amortization	22,288	18,206	85,310	66,489
Net gain from insurance settlement	—	—	(11,491)	—

Total operating expenses	210,292	214,995	853,040	784,221

INCOME FROM OPERATIONS	42,136	48,198	180,294	183,336

Interest expense	(2,959)	(2,719)	(11,656)	(12,177)
Interest income	328	477	1,704	3,002
Other income	196	252	1,385	936

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	39,701	46,208	171,727	175,097
INCOME TAX EXPENSE (BENEFIT)	(125)	785	1,669	2,443

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	39,826	45,423	170,058	172,654
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	—	112
MINORITY INTEREST	102	65	332	161

NET INCOME	$39,928	$45,488	$170,390	$172,927

GENERAL PARTNERS’ INTEREST IN NET INCOME	$7,198	$7,609	$31,310	$24,594

LIMITED PARTNERS’ INTEREST IN NET INCOME	$32,730	$37,879	$139,080	$148,333

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.77	$0.80	$3.07	$3.06

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.76	$0.79	$3.05	$3.03

DISTRIBUTIONS PAID PER COMMON UNIT	$0.56	$0.50	$2.20	$1.92

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,550,659	36,422,515	36,548,150	36,425,350

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,825,948	36,852,765	36,800,212	36,810,383

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,118	$36,789
Trade receivables, net	92,667	96,558
Other receivables	3,399	3,378
Due from affiliates	139	25
Marketable securities	—	260
Inventories	26,100	20,224
Advance royalties	4,452	4,629
Prepaid expenses and other assets	9,099	8,225

Total current assets	136,974	170,088

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	948,210	819,991
Less accumulated depreciation, depletion and amortization	(427,572)	(383,284)

Total property, plant and equipment, net	520,638	436,707

OTHER ASSETS:
Advance royalties	25,974	22,135
Other long-term assets	18,137	6,032

Total other assets	44,111	28,167

TOTAL ASSETS	$701,723	$634,962

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$46,392	$57,879
Due to affiliates	1,343	1,414
Accrued taxes other than income taxes	11,091	14,618
Accrued payroll and related expenses	15,180	14,698
Accrued interest	3,826	4,264
Workers’ compensation and pneumoconiosis benefits	8,124	7,704
Current capital lease obligation	377	339
Other current liabilities	6,754	13,786
Current maturities, long-term debt	18,000	18,000

Total current liabilities	111,087	132,702

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	136,000	126,000
Pneumoconiosis benefits	29,392	26,315
Accrued pension benefit	—	6,191
Workers’ compensation	44,150	38,488
Asset retirement obligations	54,903	47,825
Due to affiliates	1,295	994
Long-term capital lease obligation	1,135	1,512
Minority interest	507	839
Other liabilities	6,037	5,616

Total long-term liabilities	273,419	253,780

Total liabilities	384,506	386,482

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners—Common Unitholders 36,550,659 and 36,419,847 units outstanding, respectively	607,777	549,005
General Partners’ deficit	(290,669)	(293,569)
Accumulated other comprehensive income (loss)	109	(6,956)

Total Partners’ Capital	317,217	248,480

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$701,723	$634,962

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2007	2006
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$244,012	$250,923

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(119,590)	(188,630)
Changes in accounts payable and accrued liabilities	(7,094)	2,776
Proceeds from sale of property, plant and equipment	6,770	1,401
Proceeds from insurance settlement for replacement assets	2,511	—
Purchase of marketable securities	—	(19,447)
Proceeds from marketable securities	260	68,497
Payment for acquisition of coal reserves and other assets	(53,309)	—
Payments for acquisition of businesses	—	(2,289)
Advances on Gibson rail project	(8,212)	—

Net cash used in investing activities	(178,664)	(137,692)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(18,000)	(18,000)
Borrowings under revolving credit facilities	195,650	—
Payments under revolving credit facilities	(167,650)	—
Payments on capital lease obligation	(339)	—
Payment of debt issuance costs	(264)	(690)
Equity contribution received by Mid-America Carbonates, LLC	—	1,000
Cash contributions by General Partners	904	2
Distributions paid to Partners	(111,320)	(90,808)

Net cash used in financing activities	(101,019)	(108,496)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(35,671)	4,735

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,789	32,054

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,118	$36,789

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, cumulative effect of accounting change and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006	2008E Midpoint
Cash flows provided by operating activities	$32,688	$66,473	$244,012	$250,923	$257,500
Non-cash compensation expense	(1,754)	(1,020)	(3,925)	(4,112)	(4,100)
Asset retirement obligations	(587)	(538)	(2,419)	(2,101)	(2,700)
Coal inventory adjustment to market	(9)	1,321	(21)	(319)	—
Net gain (loss) on sale of property, plant and equipment	(425)	747	3,189	1,188	—
Gain from insurance recoveries for property damage	—	—	2,357	—	—
Gain from insurance settlement proceeds received in a prior period	—	—	5,088	—	—
Other	(672)	(628)	(811)	(1,119)	(300)
Net effect of working capital changes	32,873	(2,726)	7,898	(5,317)	(13,750)
Interest expense, net	2,631	2,242	9,952	9,175	12,400
Income taxes	(125)	785	1,669	2,443	950

EBITDA	64,620	66,656	266,989	250,761	250,000
Depreciation, depletion and amortization	(22,288)	(18,206)	(85,310)	(66,489)	(106,300)
Interest expense, net	(2,631)	(2,242)	(9,952)	(9,175)	(12,400)
Income taxes	125	(785)	(1,669)	(2,443)	(950)
Cumulative effect of accounting change	—	—	—	112	—
Minority interest	102	65	332	161	(350)

Net income	$39,928	$45,488	$170,390	$172,927	$130,000

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside purchases and other income divided by tons sold.

	Three Months Ended December 31,
	2007	2006
Operating expense	$163,271	$172,660
Outside purchases	4,359	4,962
Other income	(196)	(252)

Segment Adjusted EBITDA Expense	$167,434	$177,370
Divided by tons sold	6,038	6,515

Segment Adjusted EBITDA Expense per ton	$27.73	$27.22

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, cumulative effect of accounting change and minority interest.

	Three Months Ended December 31,
	2007	2006
EBITDA	$64,620	$66,656
General and administrative	11,109	9,244

Segment Adjusted EBITDA	$75,729	$75,900

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present “adjusted net income per limited partner unit,” as reflected in the table below. “Adjusted net income per limited partner unit,” is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions, and

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net Income per Limited Partner Unit:
Basic	$0.77	$0.80	$3.07	$3.06
Diluted	$0.76	$0.79	$3.05	$3.03
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6:
Basic	$0.13	$0.24	$0.74	$1.01
Diluted	$0.13	$0.24	$0.73	$1.00
Adjusted Net Income per Limited Partner Unit:
Basic	$0.90	$1.04	$3.81	$4.07
Diluted	$0.89	$1.03	$3.78	$4.03

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